EXHIBIT 99.1

USPH 2009 Executive Bonus Plan

Participants in the plan are the CEO, CFO and COO.  Potential bonus of up to 50% of annual base salary as objective incentive and up to 50% of base pursuant to subjective criteria.

Objective Portion Calculation:

Based on 2009 earnings per share (EPS) growth subject to an increase from 2008.  Objective Bonus percentage of base salary conversion factor calculation with minimum EPS of $.86 required and full bonus potential reached at approximately $.96.

2009 EPS	% Change	Obj Bon %
$.83	0%	0%
$.84	1.2%	0%
$.85	2.4%	0%
$.86	3.6%	20%
$.87	4.8	30%
$.88	6.0%	40%
$.89	7.2%	48.0%
$.90	8.4%	56.0%
$.91	9.6%	64.0%
$.92	10.8%	72.0%
$.93	12.0%	80.0%
$.94	13.3%	88.7%
$.95	14.5%	96.7%
$.96*	15.7%	100%

* calculation max is reached at 15% increase equal to $.9545 EPS

Subjective Bonus Criteria:

General operational management relative to the external environment
Management development
Share repurchase/Accretive acquisitions (effective deployment of capital)
Same store growth
Clinic productivity improvements
Clinic development, including number and quality of new partners
Sales and marketing
Regulatory compliance
Maintaining adequate internal controls
Investor relations
Quality of earnings
Cash flow, including management of accounts receivables
Stock price performance relative to the overall market and other healthcare companies